Exhibit 8.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Telephone: +1 (212) 837-6000 Fax: +1 (212) 422-4726 hugheshubbard.com

September 20, 2021

Isos Acquisition Corporation

55 Post Road W, Suite 200

Westport, CT 06880

Re: Registration Statement on Form F-4 (File No. 333-258080)

Ladies and Gentlemen:

We have acted as special counsel to Isos Acquisition Corporation, Cayman Islands exempted company in connection with the Business Combination Agreement, dated as of July 1, 2021 (the “Business Combination Agreement”), by and between Isos and Bowlero Corporation, a Delaware Corporation, which, among other things, provides for Isos’s domestication from a Cayman Islands exempted company to a Delaware corporation pursuant to Section 338 of the Delaware General Corporation Law and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”). This opinion is being delivered in connection with the Registration Statement (File No. 333-258080) of Isos on Form S-4 filed on July 21, 2021 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

For purposes of giving this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary, including the representation letter executed as of the date hereof for purposes of this opinion by an officer of Isos on behalf of Isos (the “Officer’s Certificate”), the Business Combination Agreement, the Ancillary Agreements (as defined in the Business Combination Agreement) and the Registration Statement and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) that the original documents (including signatures) are authentic, (ii) that documents submitted to us as copies conform to the corresponding original documents, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, and (vii) that the representations and statements in the Officer’s Certificate, the Business Combination Agreement, the Ancillary Agreements (as defined in the Business Combination Agreement), and the Registration Statement are true, correct and complete and will remain true, correct and complete through the effective time of the Domestication, in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise, and that the parties to the Domestication will comply with the covenants and undertakings in the agreements referenced above. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Domestication, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we confirm that the statements set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations—U.S. Holders—Effects of the Domestication to U.S. Holders” (the “Tax Disclosure”), insofar as they address the material U.S. federal income tax considerations of the Domestication for beneficial owners of Isos Class A ordinary shares and warrants, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the qualifications, assumptions and limitations stated herein and therein. In particular, this opinion is limited to the matters discussed in the Tax Disclosure, and does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure, (ii) any matter arising in connection with Section 367 of the Code, or (iii) any matter arising in connection with the passive foreign investment company rules.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Domestication under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP
Hughes Hubbard & Reed LLP